13G

CUSIP No. 512816-10-9	Page 9 of 9 Pages

EXHIBIT 1

The undersigned hereby affirms that he or it is individually eligible to use Schedule 13G and agrees that this amendment to Schedule 13G is filed on his or its behalf.

Dated: February 12, 2016

The Reilly Family Limited Partnership

By:	/s/ Kevin P. Reilly, Jr.
Name:	Kevin P. Reilly, Jr.
Title:	Managing General Partner

/s/ Kevin P. Reilly, Jr.
Kevin P. Reilly, Jr.